EXHIBIT 10.14

March 17, 2003

Ms. Mindy Grossman

Vice President — Apparel

NIKE, Inc.

One Bowerman Drive

Beaverton, OR 97005

Re: Employment Agreement dated September 6, 2000

Dear Mindy:

This letter is to serve as an amendment to the above referenced agreement between yourself as “Executive” and NIKE, Inc. “NIKE,” the “Agreement.”

Per our discussion, it is agreed that:

1.	The term of the Agreement referred to in Paragraph 2 of the Agreement shall be extended for three (3) years, the extended term commencing on September 28, 2003 and terminating on September 27, 2006, subject to prior termination as provided in Paragraph 9 of the Agreement.

2.	During the extended term, various elements of the compensation package described in Paragraph 3 of the Agreement shall be modified as follows:

a.	Base Salary: Executive’s base salary shall be at the rate of Eight Hundred Thousand Dollars ($800,000) per annum, subject to annual increases based on performance.

b.	Performance Sharing Bonus: Executive’s Performance Sharing Plan incentive bonus target described in Paragraph 3(B) of the Agreement shall be increased to at least equal to seventy-five percent (75%) of Executive’s base salary received during the proceeding fiscal year.

c.	Long-Term Incentive Award: Executive’s target award under the NIKE Long Term Incentive Plan described in Paragraph 3(C) of the Agreement will be increased to $400,000 per plan year.

1.	During the extended term, stock option and restricted stock grants referred to in Paragraph 4 of the Agreement shall be made as follows:

a.	Annual Stock Option Grants: Executive shall be eligible to be granted the option to purchase at least 50,000 shares rather than 30,000 shares of NIKE Class B common stock per year at the market price as of the date of the grant. Such stock option rights shall vest at the rate of twenty-five percent (25%) over four (4) years.

b.	Restricted Stock Grant: Executive shall be granted such number of shares of NIKE Class B common stock as are sufficient to equal the market price of $750,000 at the close of trading on the first business day following the commencement of the extended term. The restricted shares shall vest at the rate of thirty-three and one-third percent (33-1/3%) per year over the three (3) year extended term.

1.	During the extended term, certain travel and living expenses referenced in Paragraph 5 of the Agreement shall continue to be reimbursed by NIKE.

a.	Car/Apartment Expenses: NIKE shall reimburse Executive up to Fifty Thousand Dollars ($50,000) a year for the cost of maintaining an automobile and apartment in Portland, Oregon.

b.	New York-Portland Travel Expenses: Reimbursement for travel referred to in Paragraph 5(B) of the Agreement shall continue to be provided, with the additional benefit of Executive’s travel, and up to four (4) transcontinental trips for Executive’s family members, to be provided by the NIKE Flight Department when scheduling allows.

It is understood that all other terms and conditions of the Agreement and the related Covenant Not to Compete and Non-Disclosure Agreement shall remain in full force and effect during the extended term.

NIKE, INC.

/s/ MARK PARKER

Mark Parker

ACKNOWLEDGED AND AGREED to this 24th day of March, 2003.

/S/ MINDY GROSSMAN

Mindy Grossman